Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 19, 2018, with respect to the consolidated financial statements, included in the Annual Report of Select Energy Services, Inc. on Form 10-K for the year ended December 31, 2017.  We consent to the incorporation by reference of said report in the Registration Statements of Select Energy Services, Inc. on Form S-8 (File No. 333-217561, effective April 28, 2017, File No. 333-221282, effective November 2, 2017, and File No. 333-222816, effective February 1, 2018).

/s/ Grant Thornton LLP

Dallas, Texas

March 19, 2018